Exhibit 99.1

PRESS RELEASE

RETIREMENT OF SEABOARD FOODS’ PRESIDENT

March 6, 2018

Merriam, Kansas

Seaboard Corporation (NYSE American symbol: SEB) announced today that Terry J. Holton, the President of its Pork Division, Seaboard Foods LLC, intends to retire during the current calendar year, 2018.  Terry will remain in his current position until a replacement has been named.  A comprehensive search for a new president of the Pork Division will commence immediately.

Seaboard’s President and Chief Executive Officer, Steven J. Bresky, stated:  “Terry has been an instrumental part of the success of our Pork Division during his 24 year career at Seaboard.   Over the past six years while serving as President, Terry oversaw the significant growth and profitability of our business. We are most grateful for his efforts and dedication to the business and wish him only the best as he pursues the next chapter in his life.”

Seaboard’s Pork Division, Seaboard Foods, is a vertically integrated pork producer and one of the largest producers and processors of pork in the United States.

Seaboard Corporation is a diverse global agribusiness and transportation company. In the United States, Seaboard is primarily engaged in pork production and processing and ocean transportation.  Overseas, Seaboard is primarily engaged in commodity merchandising, grain processing, sugar production and electric power generation. Seaboard also has an interest in the U.S. turkey company, Butterball.